Exhibit 99.1

Investor Contact:
Lois Lee
Invacare Corporation
(440) 329-6435

Invacare Corporation Completes Private Exchange to Retire Approximately $35 million Principal Amount of its 5.0% Convertible Senior Notes due 2021 and Approximately $39 million Principal Amount of its 4.5% Convertible Senior Notes due 2022

ELYRIA, Ohio (June 4, 2020) - Invacare Corporation (NYSE: IVC) (the “Company”) announced the completion today of its previously announced separate private exchange transactions in which certain holders of its 5.0% Convertible Senior Notes due 2021 (the “2021 Notes”) and certain holders of its 4.5% Convertible Senior Notes due 2022 (the “2022 Notes”) exchanged approximately $35.4 million in aggregate principal amount of 2021 Notes and $38.5 million in aggregate principal amount of 2022 Notes, for aggregate consideration of approximately $73.9 million in aggregate principal amount of new 5.0% Series II Convertible Senior Exchange Notes due 2024 (the “New Notes”). Exchanging holders of the 2021 Notes received an equal principal amount of New Notes, plus an amount of cash equal to the accrued and unpaid interest on the exchanged 2021 Notes up to, but excluding the closing date and approximately $4.2 million in cash. Exchanging holders of the 2022 Notes received an equal principal amount of New Notes, plus an amount of cash equal to the accrued and unpaid interest on the exchanged 2022 Notes up to, but excluding the closing date and approximately $1.3 million in cash. Following the closing of these transactions, approximately $25.7 million in aggregate principal amount of the 2021 Notes and $81.5 million in aggregate principal amount of the 2022 Notes remain outstanding with terms unchanged.

The New Notes bear interest at a rate of 5.0% per year payable semi-annually in arrears on May 15 and November 15 of each year, beginning November 15, 2020. Interest on the New Notes will accrue from June 4, 2020. The principal amount of the New Notes also will accrete at a rate of approximately 4.7% per year commencing June 4, 2020, compounding on a semi-annual basis. The accreted portion of the principal is payable in cash upon maturity but does not bear interest and is not convertible into the Company’s common shares. The New Notes will mature on November 15, 2024, unless earlier repurchased, redeemed or converted. Additional terms of the New Notes are summarized in the Company’s press release issued on June 1, 2020 and the Form 8-K filed by the Company with the Securities and Exchange Commission on June 4, 2020.

"As part of our multi-pronged approach, we are pleased to have taken further action to strengthen our balance sheet by extending the maturity of approximately $35 million of our 2021 Notes and $39 million of our 2022 Notes to 2024,” said Matt Monaghan, chairman, president and chief executive officer. “While this is not new capital, this private exchange, along with other steps we have taken to manage costs and conserve cash, is a timely enhancement to the balance sheet, in light of the impacts of the COVID-19 pandemic on our business. This refinancing represents another significant milestone as we continue to make measurable progress to transform the business and return the company to profitability and growth."

Kathy Leneghan, senior vice president and chief financial officer stated, “We are pleased that the exchange allows us to extend our near-term maturities while preserving shareholder value. The New Notes are substantially similar to the Company’s existing convertible notes due in 2024 and carry the same interest rate and conversion rate, which implies an incremental increase of approximately 504,000 common shares, or approximately 1.5% compared to the common shares underlying the notes to be exchanged. The deal terms include a provisional redemption option to limit shareholder dilution at higher share prices and include cash as a portion of the exchange. In the event the New Notes are not earlier converted, redeemed or repurchased, noteholders will receive accreted principal as additional compensation, resulting in higher debt balances for the Company at maturity. By completing this transaction, we have enhanced our financial flexibility and our ability to weather the near-term negative impacts of the COVID-19 pandemic."

The New Notes and the Company’s common shares that may be issuable upon conversion of the New Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction and, unless so registered, may not be offered or sold in the United States except in transactions exempt from, or not subject to, the registration requirements of the Securities Act and any applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Invacare Corporation

Invacare Corporation (NYSE: IVC) is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the Company designs, manufactures, and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The Company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease, age related, bariatric) conditions. The Company’s products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The Company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia Pacific.

Forward-Looking Statements

This press release contains “forward-looking statements”. All statements, other than statements of historical facts, included in this press release may be deemed forward-looking statements. The Company uses the words “anticipate(s),” “believe(s),” “estimate(s),” “expect(s),” “intend(s),” “may,” “plan(s),” “project(s),” “will,” “would” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements relating to the offering of the notes include, but are not limited to: whether the New Notes will be convertible into the Company’s common shares, or convertible at all. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause actual results to differ materially from those expressed in the Company’s forward-looking statements include: changes in market conditions and demands on the Company’s cash. Other risks include those described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by, and as otherwise described in, the Company’s subsequent reports filed with the SEC. These risks and uncertainties may cause the Company’s actual future actions or results to differ materially from those expressed in the forward-looking statements. Forward-looking statements speak only as to the date on which they are made, and, except as may be required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.